EXHIBIT 1.04

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Software
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

CDC Software Launches CDC Pivotal CRM for Small and Mid-Size

Businesses

Solution Tailored for the Reseller Channel

SHANGHAI, ATLANTA, June 15, 2010 — CDC Software Corporation (NASDAQ: CDCS), a hybrid enterprise software provider of on-premise and cloud deployments, today announced the availability of CDC Pivotal CRM for Small and Mid-size Business (SMB), its customer relationship management (CRM) solution specifically tailored for organizations with fewer than 40 users.

With Pivotal CRM for SMB, companies can gain a complete view of their customers across sales, marketing and customer service that can help them win new business, build customer loyalty, improve insight, reduce costs, and increase revenue. Pivotal CRM for SMB, which is sold through reseller/partner channels, offers a complete out-of-the-box CRM solution with all the functionality required to meet the needs of small and mid-size businesses, with a fast implementation and low total cost of ownership. Pivotal CRM for SMB’s functionality includes contact management, sales force automation, customer service and self-service, and partner management, as well as marketing automation, all provided in a modular fashion for maximum flexibility.

Pivotal CRM for SMB is based on the powerful Pivotal CRM 6 platform, which features embedded Microsoft technologies, including Microsoft Outlook, Microsoft Office, Microsoft SharePoint and Microsoft Visual Studio’s forms designer. Based on the Microsoft.NET framework 3.5, Pivotal CRM 6 was recognized by Microsoft for delivering one of the most innovative Microsoft Office-based applications, when it was recognized as a Microsoft Worldwide Partner Conference Award winner in Information Worker Solutions, Office Solutions Development in 2009.

Pivotal CRM 6 is CDC Software’s customer relationship management solution, which combines a suite of modular applications and an agile business application development platform that helps companies make the best use of Microsoft tools and technologies. It runs on Microsoft Windows Servers, Windows 7 and Microsoft’s SQL Server, Microsoft Exchange Server, as well as the Microsoft SMB editions of these servers. Pivotal CRM for SMB is architected for high user adoption, ease of use and maintenance, and low total cost of ownership with SMBs in mind; it provides personalized and dynamic task-based navigation, rich personalized dashboards to push relevant content, easy configuration and customization, and an intuitive and familiar Microsoft-style customizable and familiar smart client user interface.

Pivotal CRM for SMB offers a seamless and elegant user experience that integrates CRM with the Microsoft technologies most SMBs have invested in and are familiar with. With Microsoft SharePoint and Microsoft Visual Studio Form Designer embedded in Pivotal CRM for SMB’s Toolkit, the CRM system can become a hub for all business activities and collaborations, allowing users to complete much of their daily work without having to switch back and forth between multiple applications. With Microsoft Outlook 2007 embedded, users don’t have to worry about data synchronization issues between their CRM and Outlook inbox, and they can complete their calendaring, task, or e-mail activities in either application. Pivotal CRM for SMB also features easier customization, enhanced searching and reporting, ease of use, and the flexibility to conform to each SMB’s unique way of doing business, all of which help increase user adoption and lead to overall higher worker productivity.

“We believe the SMB market offers significant opportunities for our CDC Pivotal CRM solution,” said Arash Asli, Global vice president of CRM solutions, CDC Software. “SMBs require all the benefits that an enterprise CRM solution offers while fitting within their limited budget and resources. We believe that our Microsoft-centric solution for SMBs is an ideal match for small and mid-sized businesses, offering the big benefits of rich CRM functionality, consistent customer experience management, fast implementation, easy configuration and personalization, and low maintenance, all with the ease of use and affordability required by them.”

Jason Rushforth, president of CDC Software’s Front Office solutions business, added, “We also believe this is a compelling opportunity for resellers and custom application developer shops, since the solution is affordable and provides true low total cost of ownership, and its high flexibility allows them to easily customize it to best fit the industry and business needs of their customers. We believe that Pivotal CRM for SMB is a very compelling solution for a growing market segment that will not only help CDC Software grow its reseller channels worldwide, but also expand its market footprint in emerging markets such as India, China, Southeast Asia, and Latin America.”

About Pivotal CRM

Pivotal CRM helps organizations create superior customer experiences and offers rich functionality, a highly flexible application platform, a full customer relationship management application suite, and best-in-class customization abilities, all with a low total cost of ownership. The Pivotal CRM software suite includes a powerful application platform and additional capabilities in analytics, mobile and handheld, partner management, and marketing automation.

Designed to produce meaningful increases in revenues, margins, and customer loyalty, Pivotal CRM is used by more than 2,000 companies around the world. For more information about Pivotal CRM, please visit www.pivotalcrm.com.

About CDC Software

CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a hybrid enterprise software provider of on-premise and cloud deployments. Leveraging a service-oriented architecture (SOA), CDC Software offers multiple delivery options for their solutions including on-premise, hosted, cloud-based Software as a Service (SaaS) or blended-hybrid deployment offerings. CDC Software’s solutions include enterprise resource planning (ERP), manufacturing operations management, enterprise manufacturing intelligence, supply chain management (demand management, order management and warehouse and transportation management), global trade management, e-Commerce, human capital management, customer relationship management (CRM), complaint management and aged care solutions.

CDC Software’s recent acquisitions are part of its “acquire, integrate, innovate and grow” strategy. Fueling the success of this strategy is the company’s global scalable business and technology infrastructure featuring multiple complementary applications and services, domain expertise in vertical markets, cost effective product engineering centers in India and China, a highly collaborative and fast product development process utilizing Agile methodologies, and a worldwide network of direct sales and channel operations. This strategy has helped CDC Software deliver innovative and industry-specific solutions to more than 8,000 customers worldwide within the manufacturing, distribution, transportation, retail, government, real estate, financial services, health care, and not-for-profit industries. For more information, please visit www.cdcsoftware.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and includes statements relating to our beliefs regarding the utility, functionality and appeal of Pivotal CRM for SMB, our beliefs about the benefits of Pivotal CRM for SMB, including increases in productivity, beliefs regarding customer and user preferences, our beliefs regarding the time and labor savings provided, the ability of Pivotal CRM 6.0 to address the needs of the market such as the ability to improve efficiencies, improve customer service, drive cost savings and competitive advantage and other statements. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the market; the continued ability of Pivotal CRM solutions to address industry-specific requirements of companies demand for and market acceptance of new and existing CRM solutions; development of new functionalities which would allow companies to compete more effectively and changes in the type of information required to compete in the targeted vertical markets. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Software in its Annual Report on Form 20-F for the year ended December 31, 2009 filed with the SEC on June 1, 2010 and other reports, filings and press releases we may make. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.